EXHIBIT 99.1

Loop Industries Receives Affirmative U.S. Patent Office Notice for Its Depolymerization Process

LOS ANGELES, CA--(Marketwired - Mar 30, 2016) - Loop Industries, Inc. (OTCQB: LLPP), an environmentally responsible manufacturer of Purified Terephthalic Acid (PTA) and Mono Ethylene Glycol (MEG), today announced that the United States Patent and Trademark Office (USPTO) has issued a Notice of Allowance for Loop's patent application covering the Company's proprietary technology for depolymerization of polyethylene terephthalate (PET) plastic.

Loop's technology achieves full depolymerization of PET plastic into its base monomers, PTA and MEG, with zero energy input which the Company believes represents an important industry breakthrough. The absence of heat and pressure as catalysts during depolymerization allows for unparalleled purity of the monomers as well as economic and environmental benefits.

A Notice of Allowance is issued after the USPTO determines that the prosecution of the merits of a patent has been completed. The patent can then be granted from an application upon payment of the issue fee. The Notice of Allowance and the allowed claims for this application are posted on the USPTO public PAIR website. Daniel Solomita, Loop's CEO, commented, "Building a strong intellectual property position has always been a fundamental objective of the company. This important milestone further strengthens our barriers to entry and enhances our competitive position as we move toward broad commercialization of our unique technology."

About Loop Industries, Inc.

Loop Industries is an environmentally responsible manufacturer of Purified Terephthalic Acid (PTA) and Mono Ethylene Glycol (MEG), the fundamental chemical components used in manufacturing polyethylene terephthalate (PET). PET plastic is most commonly found in beverage bottles, consumer packaging and polyester fiber. Loop Industries' proprietary process sustainably converts waste plastics into high purity PTA and MEG that can be used to create up to 100 percent recycled food-grade PET resin. This commercial-grade PET resin can be used in a variety of bottling, consumer packaging and other industrial applications.

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) industry competition, (iv) our ability to raise capital to expand our operations, (v) product demand, market and customer acceptance of our products, (vi) our ability to conduct operations if there are changes in laws, regulations or government policies related to our business, and (vii) general industry and market conditions and growth rates and general economic conditions. More detailed information about Loop industries and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop Industries assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Company Contact
Susan Khouloujian
T: 310 341 4047
E: IR@loopindustries.com